Exhibit 99.1

Vantiv Reports First Quarter 2017 Results

Continues Trend of Double Digit Merchant Growth and Strong Financial Results

CINCINNATI, April 26, 2017 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “company”) today announced financial results for the first quarter ended March 31, 2017. Total revenue increased 13% to $928.2 million as compared to $818.6 million in the prior year period. Net revenue increased 9% to $470.1 million as compared to $431.2 million in the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. decreased 32% to $0.17 as compared to $0.25 in the prior year period. Pro forma adjusted net income per share increased 21% to $0.68 as compared to $0.56 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Vantiv, Inc. and Schedule 2 for pro forma adjusted net income per share.)

“Vantiv’s strategy to expand into high-growth channels and verticals continues to drive strong results for our shareholders,” said Charles Drucker, president and chief executive officer at Vantiv. “Being ranked as the largest acquirer by transactions in The Nilson Report demonstrates that our strategy is working, and our acquisition of Paymetric will build upon our success by further enhancing our leading ecommerce capabilities and by enabling us to enter the rapidly growing B2B payments vertical in a unique and differentiated way.”

Merchant Services
Merchant Services net revenue increased 13% to $385.9 million in the first quarter as compared to $341.2 million in the prior year period, primarily due to a 10% increase in transactions and a 3% increase in net revenue per transaction. On an organic basis, Merchant Services net revenue grew low double digits in the first quarter as compared to the prior year period. Strong transaction growth was primarily due to new client wins, including the recent ramp up of a new large client. The increase in net revenue per transaction was primarily due to continued positive mix shift toward small and medium-sized clients through high-growth channels. Sales and marketing expenses increased 15% to $149.0 million in the first quarter as compared to $129.3 million in the prior year period, primarily due to strong new sales growth in partner channels. (See Schedule 3 for segment information.)

Financial Institution Services
Financial Institution Services net revenue decreased 6% to $84.2 million in the first quarter as compared to $90.0 million in the prior year period. Net revenue growth was impacted by compression from the Fifth Third Bank contract renewal, lapping the contribution from EMV card reissuance and fraud related services in the prior year period, and the de-conversion of a major client. Sales and marketing expenses decreased 4% to $6.1 million in the first quarter as compared to $6.3 million in the prior year period. (See Schedule 3 for segment information.)

Operating Expenses
Other operating costs increased 3% on a GAAP basis to $75.9 million in the first quarter as compared to $73.7 million in the prior year period. When excluding transition, acquisition and integration costs of $3.3 million, Other operating costs increased 2% on a pro forma basis to $72.7 million as compared to $71.2 million in the prior year period. (See schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

General and administrative expenses increased 103% on a GAAP basis to $89.3 million in the first quarter as compared to $44.0 million in the prior year period. The increase in General and administrative expenses is primarily due to approximately $38 million in costs related to a settlement agreement stemming from legacy litigation of an acquired company. When excluding transition, acquisition and integration costs as well as share-based compensation of $56.9 million, General and administrative expenses increased 5% on a pro forma basis to $32.4 million as compared to $31.0 million in the prior year period. (See schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Adjusted EBITDA
Adjusted EBITDA increased 9% to $210.0 million in the first quarter as compared to $193.4 million in the prior year period. (See Schedule 6 for a reconciliation of GAAP net income to adjusted EBITDA.)

Depreciation and Amortization
Depreciation and amortization expense increased 12% on a GAAP basis to $76.1 million in the first quarter as compared to $68.2 million in the prior year period. Excluding intangible amortization of $51.9 million, depreciation and amortization expense increased 18% on a pro forma basis to $24.2 million as compared to $20.6 million in the prior year period. (See Schedule 1 for GAAP financial measures and Schedule 2 for non-GAAP and pro forma adjustments.)

Full-Year and Second Quarter Financial Outlook
For the full-year 2017, net revenue is expected to be $2,080 to $2,120 million, representing an increase of 9% to 11% above the prior year, which is unchanged from our prior guidance. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $1.51 - $1.58. Pro forma adjusted net income per share is expected to be $3.22 - $3.29, which represents an increase above our prior guidance. The increase in our pro forma adjusted net income per share guidance is primarily due to our strong financial performance during the first quarter as well as our adoption of the updated accounting standard for employee share-based compensation. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

For the second quarter of 2017, net revenue is expected to be $517 to $527 million, representing an increase of 8% to 10% above the prior year period. On a GAAP basis, net income per diluted share attributable to Vantiv, Inc. is expected to be $0.41 - $0.43 for the second quarter of 2017. Pro forma adjusted net income per share is expected to be $0.81 - $0.83 for the second quarter of 2017. (See Schedule 7 for a reconciliation of the outlook for GAAP net income per share attributable to Vantiv, Inc. to pro forma adjusted net income per share.)

Earnings Conference Call and Audio Webcast
The company will host a conference call to discuss the first quarter financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 440-5804, or for international callers (719) 325-4878, and referencing conference code 5686209. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (866) 375-1919, or for international callers (719) 457-0820, and entering replay passcode 5686209. The replay will be available through May 10, 2017. The call will also be webcast live from the company's investor relations website at http://investors.vantiv.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

ABOUT VANTIV
Vantiv, Inc. (NYSE: VNTV) is a leading payment processor differentiated by an integrated technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes, enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high-growth channels and verticals, including integrated payments, eCommerce, and merchant bank. Visit us at www.vantiv.com, or follow us on Twitter, Facebook, LinkedIn, Google+ and YouTube.

© 2017 Vantiv, LLC. All Rights Reserved. All trademarks, service marks and trade names referenced herein are the property of their respective owners. Vantiv and other Vantiv products and services mentioned herein as well as their respective logos are registered trademarks or trademarks of Vantiv, LLC in the U.S. and other countries.

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share. These are important financial performance measures for the company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company's filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to identify and complete acquisitions, joint ventures and partnerships; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (viii) our ability to pass along fee increases; (ix) termination of sponsorship or clearing services; (x) loss of clients or referral partners; (xi) reductions in overall consumer, business and government spending; (xii) fraud by merchants or others; (xiii) a decline in the use of credit, debit or prepaid cards; (xiv) consolidation in the banking and retail industries; (xv) the effects of governmental regulation or changes in laws; and (xvi) outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA
Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended March 31,		% Change
	2017	2016
Total revenue	$928,202	$818,623	13%
Network fees and other costs	458,092	387,413	18%
Net revenue(1)	470,110	431,210	9%
Sales and marketing	155,040	135,638	14%
Other operating costs	75,924	73,703	3%
General and administrative	89,298	43,984	103%
Depreciation and amortization	76,086	68,230	12%
Income from operations	73,762	109,655	(33)%
Interest expense—net	(29,170)	(27,729)	5%
Non-operating expenses(2)	(4,124)	(5,652)	(27)%
Income before applicable income taxes	40,468	76,274	(47)%
Income tax expense(3)	5,167	23,826	(78)%
Net income	35,301	52,448	(33)%
Less: Net income attributable to non-controlling interests	(6,416)	(12,710)	(50)%
Net income attributable to Vantiv, Inc.	$28,885	$39,738	(27)%

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.18	$0.26	(31)%
Diluted(4)	$0.17	$0.25	(32)%
Shares used in computing net income per share of Class A common stock:
Basic	160,876,177	155,397,360
Diluted	197,496,680	196,777,827

Non Financial Data:
Transactions (in millions)	6,275	5,820	8%

(1) Net revenue is revenue, less network fees and other costs which primarily consist of pass through expenses incurred by us in connection with providing processing services to our clients, including Visa and Mastercard network association fees, payment network fees, third party processing expenses, telecommunication charges, postage and card production costs.
(2) Non-operating expenses for the three months ended March 31, 2017 and 2016 primarily relate to the change in fair value of a tax receivable agreement (“TRA”) entered into as part of the acquisition of Mercury.
(3) Includes a credit of approximately $8.6 million for the three months ended March 31, 2017 relating to excess tax benefits as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense.
(4) Due to our structure as a C corporation and Vantiv Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. The components of the diluted net income per share calculation are as follows:

	Three Months Ended March 31,
	2017	2016
Income before applicable income taxes	$40,468	$76,274
Taxes	5,931	27,459
Net income	$34,537	$48,815
Diluted shares	197,496,680	196,777,827
Diluted EPS	$0.17	$0.25

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended March 31,
	2017	2016	% Change
	(in thousands)
Income before applicable income taxes	$40,468	$76,274	(47)%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1)	49,534	7,163	592%
Share-based compensation(2)	10,580	8,352	27%
Intangible amortization(3)	51,906	47,665	9%
Non-operating expenses(4)	4,124	5,652	(27)%
Non-GAAP Adjusted Income Before Applicable Taxes	156,612	145,106	8%
Less: Pro Forma Adjustments
Income tax expense(5)	53,248	52,238	2%
Tax adjustments(6)	(31,578)	(18,070)	75%
Total pro forma tax expense	21,670	34,168	(37)%
Pro forma tax rate	14%	24%

Other(7)	256	535	(52)%
Pro forma adjusted net income	$134,686	$110,403	22%

Pro forma adjusted net income per share	$0.68	$0.56	21%
Adjusted shares outstanding	197,496,680	196,777,827

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:
(1) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Transition, acquisition and integration costs for three months ended March 31, 2017 and 2016 include $3,263 and $2,488 in Other operating costs, respectively and $46,271 and $4,675 in General and administrative (“G&A”), respectively. Included in Transition, acquisition and integration costs in the three months ended March 31, 2017 is a $38 million charge to G&A related to a settlement agreement stemming from legacy litigation of an acquired company.
(2) Share-based compensation is recorded in G&A.
(3) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(4) Non-operating expenses for the three months ended March 31, 2017 and 2016 primarily relate to the change in the fair value of a TRA entered into as part of the acquisition of Mercury.
(5) Represents adjusted income tax expense to reflect an effective tax rate of 34.0% for 2017 and 36.0% for 2016, respectively, for the three months ended March 31, 2017 and 2016, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above. The three months ended March 31, 2017 includes the impact of the excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits to be recorded in income tax expense. The effective tax rate is expected to remain at 34.0% for the remainder of 2017.
(6) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.
(7) Represents the non-controlling interest, net of pro forma income tax expense discussed in (5) above, associated with a consolidated joint venture.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

Merchant Services

	Three Months Ended March 31,
	2017	2016	% Change
Total revenue	$812,036	$694,580	17%
Network fees and other costs	426,144	353,334	21%
Net revenue	385,892	341,246	13%
Sales and marketing	148,959	129,336	15%
Segment profit	$236,933	$211,910	12%

Non-financial data:
Transactions (in millions)	5,341	4,847	10%
Net revenue per transaction	$0.0723	$0.0704	3%

Financial Institution Services

	Three Months Ended March 31,
	2017	2016	% Change
Total revenue	$116,166	$124,043	(6)%
Network fees and other costs	31,948	34,079	(6)%
Net revenue	84,218	89,964	(6)%
Sales and marketing	6,081	6,302	(4)%
Segment profit	$78,137	$83,662	(7)%

Non-financial data:
Transactions (in millions)	934	973	(4)%
Net revenue per transaction	$0.0902	$0.0925	(2)%

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$138,281	$139,148
Accounts receivable—net	883,728	940,052
Related party receivable	1,359	1,751
Settlement assets	154,358	152,490
Prepaid expenses	35,386	39,229
Other	28,400	15,188
Total current assets	1,241,512	1,287,858

Customer incentives	67,142	67,288
Property, equipment and software—net	369,036	348,553
Intangible assets—net	750,304	787,820
Goodwill	3,739,825	3,738,589
Deferred taxes	745,221	771,139
Other assets	31,042	42,760
Total assets	$6,944,082	$7,044,007

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$464,402	$471,979
Related party payable	3,760	3,623
Settlement obligations	762,140	801,381
Current portion of note payable	131,119	131,119
Current portion of tax receivable agreement obligations to related parties	222,444	191,014
Current portion of tax receivable agreement obligations	53,841	60,400
Deferred income	9,702	7,907
Current maturities of capital lease obligations	7,913	7,870
Other	11,034	13,719
Total current liabilities	1,666,355	1,689,012
Long-term liabilities:
Note payable	3,057,977	3,089,603
Tax receivable agreement obligations to related parties	347,131	451,318
Tax receivable agreement obligations	74,990	86,640
Capital lease obligations	11,049	13,223
Deferred taxes	63,463	62,148
Other	54,345	44,774
Total long-term liabilities	3,608,955	3,747,706
Total liabilities	5,275,310	5,436,718

Commitments and contingencies
Equity:
Total equity(1)	1,668,772	1,607,289
Total liabilities and equity	$6,944,082	$7,044,007

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2017	2016
Operating Activities:
Net income	$35,301	$52,448
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	76,086	68,230
Amortization of customer incentives	6,680	7,177
Amortization of debt issuance costs	1,154	1,591
Share-based compensation expense	10,580	8,352
Deferred taxes	20,000	16,964
Excess tax benefit from share-based compensation	—	(6,940)
Tax receivable agreements non-cash items	4,131	5,652
Other	153	—
Change in operating assets and liabilities:
Accounts receivable and related party receivable	56,474	(30,196)
Net settlement assets and obligations	(41,109)	(62,257)
Customer incentives	(7,190)	(15,602)
Prepaid and other assets	(7,049)	(9,675)
Accounts payable and accrued expenses	(8,512)	(10,801)
Payable to related party	137	520
Other liabilities	(3,168)	3,820
Net cash provided by operating activities	143,668	29,283
Investing Activities:
Purchases of property and equipment	(27,871)	(27,883)
Acquisition of customer portfolios and related assets and other	(4,339)	(76)
Purchase of derivative instruments	—	(21,523)
Net cash used in investing activities	(32,210)	(49,482)
Financing Activities:
Borrowings on revolving credit facility	570,000	765,000
Repayment of revolving credit facility	(570,000)	(765,000)
Repayment of debt and capital lease obligations	(35,588)	(41,767)
Payment of debt issuance costs	(1,098)	—
Proceeds from issuance of Class A common stock under employee stock plans	6,630	3,795
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(5,677)	(5,605)
Settlement of certain tax receivable agreements	(15,118)	—
Payments under tax receivable agreements	(55,695)	(53,474)
Excess tax benefit from share-based compensation	—	6,940
Distributions to non-controlling interests	(5,779)	(4,220)
Other	—	(12)
Net cash used in financing activities	(112,325)	(94,343)
Net decrease in cash and cash equivalents	(867)	(114,542)
Cash and cash equivalents—Beginning of period	139,148	197,096
Cash and cash equivalents—End of period	$138,281	$82,554
Cash Payments:
Interest	$27,488	$25,931
Taxes	250	13,170

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended March 31,		% Change
	2017	2016
Net income	$35,301	$52,448	(33)%
Income tax expense	5,167	23,826	(78)%
Non-operating expenses(1)	4,124	5,652	(27)%
Interest expense—net	29,170	27,729	5%
Share-based compensation	10,580	8,352	27%
Transition, acquisition and integration costs(2)	49,534	7,163	592%
Depreciation and amortization	76,086	68,230	12%
Adjusted EBITDA	$209,962	$193,400	9%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Non-operating expenses for the three months ended March 31, 2017 and 2016 primarily relate to the change in fair value of a TRA entered into as part of the acquisition of Mercury.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities. Included in Transition, acquisition and integration costs in the three months ended March 31, 2017 is a $38 million charge related to a settlement agreement stemming from legacy litigation of an acquired company.

Schedule 7
Vantiv, Inc.
Outlook Summary
(Unaudited)

	Second Quarter Financial Outlook			Full Year Financial Outlook
	Three Months Ended June 30,			Year Ended December 31,
	2017 Outlook	2016 Actual	% Change	2017 Outlook	2016 Actual	% Change
GAAP net income per share attributable to Vantiv, Inc.	$0.41 - $0.43	$0.38	8% - 13%	$1.51 - $1.58	$1.32	14% - 20%
Adjustments to reconcile GAAP to non-GAAP pro forma adjusted net income per share(1)	$0.40	$0.32	25%	$1.71	$1.41	21%
Pro forma adjusted net income per share	$0.81 - $0.83	$0.70	16% - 19%	$3.22 - $3.29	$2.73	18% - 21%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

(1) Represents adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities, the full year 2017 financial outlook includes a $38 million charge recorded in March 2017 related to a settlement agreement stemming from legacy litigation of an acquired company; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating expense primarily associated with the change in fair value of a TRA entered into as part of the acquisition of Mercury; (e) non-controlling interest; (f) adjustments to income tax expense to reflect an effective tax rate of 34.0% for the three months ended June 30, 2017 and year ended December 31, 2017, which includes the impact of excess tax benefits relating to stock compensation as a result of the Company adopting new stock compensation accounting guidance on January 1, 2017 which requires those benefits be recorded in income tax expense and 36.0% for the three months ended June 30, 2016 and year ended December 31, 2016, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements.